Exhibit 10.21
DemandTec, Inc.
1 Circle Star Way, Suite 200
San Carlos, CA 94070
tel (650) 226 4600
fax (650) 556 1190
www.demandtec.com
November 9, 2007
Mr. Ron Baker
7448 E. Thorn Tree Drive
Scottsdale, AZ 85266

Re:	DemandTec, Inc. Board of Directors
Dear Ron:
     DemandTec, Inc. (“DemandTec”) is pleased to invite you to join the DemandTec Board of Directors (the “Board”), contingent and effective upon your election to such position by the Board at its next regularly scheduled meeting.
     As a member of the Board, you would be eligible to receive compensation in accordance with DemandTec’s compensation program for non-employee directors (the “Compensation Policy”). It is expressly understood that such compensation would be provided solely for services rendered by you as a member of the Board.
     Under the Compensation Policy, non-employee directors currently receive an annual cash retainer of $25,000 and, if applicable, an additional $10,000 annual retainer for membership on the Board’s audit committee. Further, upon joining the Board you would be eligible to receive, upon approval of the Board’s compensation committee, (i) an option to purchase 20,000 shares of DemandTec common stock (“Common Stock”), which would vest and become exercisable as to 25% of the shares thereunder after one year of your continuous service on the Board, and thereafter in equal monthly installments over the next 36 months of continuous service, and (ii) an additional option to purchase 5,625 shares of Common Stock (the “Annual Grant”) which would vest and become exercisable on the date of DemandTec’s 2008 annual meeting of stockholders. The number of shares subject to the Annual Grant represents the current 7,500 share continuing director annual grant provided to non-employee directors, prorated for your length of service prior to the 2008 annual meeting of stockholders (based on a December 2007 Board election date and an expected September 2008 annual meeting date).
     It is anticipated that continuing non-employee directors will receive additional annual option grants on the date of each successive annual meeting of stockholders, with the number of shares subject to each such option to be determined by the Board’s compensation committee.

     The exercise price of all options described in this letter will be equal to the closing price of DemandTec’s common stock on the date of grant by the compensation committee. Further, each option described in this letter would vest and become exercisable as to 100% of all then-unvested shares thereunder upon a Change in Control of DemandTec (as defined in the option agreement memorializing each option) and a termination of your service in connection therewith.
     DemandTec will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with DemandTec’s generally applicable policies.
     Nothing in this letter should be construed to limit the requirement that your appointment to the Board be subject to the approval of the Board in its sole discretion, or to interfere with or otherwise restrict in any way the rights of DemandTec’s stockholders to remove any individual from the Board at any time in accordance with DemandTec’s certificate of incorporation and the provisions of applicable law.
     We hope that the foregoing terms are acceptable to you. Please feel free to contact me directly at 650-226-4695 with any questions you may have.

Very Truly Yours,
/s/ Michael J. McAdam

Michael J. McAdam General Counsel